Exhibit 99.1

JCPenney Names Bill Wafford as Chief Financial Officer

PLANO, Texas - (Mar. 26, 2019) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Bill Wafford, a highly accomplished retail executive with over 25 years of broad finance experience, has been named executive vice president, chief financial officer, effective April 8. Reporting to Jill Soltau, chief executive officer, Wafford will be responsible for providing strategic leadership and driving operational excellence in addition to leading all aspects of the Company’s finance and accounting operations. He succeeds Michael Fung, interim chief financial officer, who will remain with the Company through the end of April to allow for a seamless leadership transition.

“Bill brings extraordinary depth and breadth of experience to our executive team. His first-hand knowledge and understanding of financial turnarounds will help JCPenney deliver improved results and drive profitable growth,” said Soltau. “Additionally, his extensive career supporting global retail and consumer brand companies will prove instrumental as we continue to strengthen our capabilities, optimize our product selection, and reduce unproductive inventory to effectively meet and exceed shoppers’ expectations.”

Wafford most recently served as executive vice president, chief financial officer for The Vitamin Shoppe where he oversaw all aspects of the company’s finance strategy and execution including accounting, real estate, international operations, mergers and acquisitions, corporate strategy, advanced analytics, investor relations, procurement and internal audit functions. During his tenure with The Vitamin Shoppe, he played a significant role in reducing debt, decreasing inventory and exceeding operating income in 2018. He joined The Vitamin Shoppe in 2017 as senior vice president overseeing strategy, finance, international operations and business development.

Prior to The Vitamin Shoppe, Wafford served as a partner in the advisory practice group of KPMG following a five-year career at Walgreens Boots Alliance. While at Walgreens, he served in positions of increasing responsibility and became vice president of international finance where he was involved in the acquisition of Alliance Boots, which created the world’s largest retail pharmacy, health and daily living destination. He was subsequently appointed to vice president and managing director for the company’s global venture capital portfolio where he evaluated investment opportunities in digital categories, including online retail and customer loyalty. Before Walgreens, Wafford held multiple finance-related positions with Archstone Consulting, Bank of America and at Target Corporation where he managed the financial planning and analysis for their $8 billion women’s and men’s apparel divisions.

“I am delighted to welcome Bill to our team of highly talented retail experts. Together we will work to make meaningful progress and deliver an engaging and rewarding shopping experience for our customers. I also wish to thank Michael Fung for joining the organization several months ago and providing invaluable expertise as interim CFO while we completed the search for an accomplished successor,” added Soltau.

To download a copy of this news release, and access company information, bios and photos, please visit: https://www.jcpnewsroom.com/news-releases/2019/0326_jcpenney_announces_cfo.html

Media Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 95,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.
###